Exhibit 10.18

Services Agreement
gVERIFY™

Cover Page

This Services Agreement (“Agreement”) is entered into as of 06/11/2014 (the “Effective Date”), by and between Giact Systems, Inc. (“Giact”), a Texas corporation, and MyECheck (“Merchant”), a Wyoming Corporation (each of Merchant and Service Provider are a “Party” and collectively “Parties”). Capitalized terms are defined in Section 24 of the attached Terms and Conditions.

 Services: The check verification services for Merchant provided under this Agreement utilize Giact’s various proprietary and public sources of information in order to determine if a check for which Merchant has supplied all requested information appears to be valid.

Services Commencement Date: 06/12/14.

Term: One (1) year commencing upon the Effective Date, and automatically renewing for like periods unless either Party gives written notice to the other Party of its intent to not renew thirty (30) days prior to the expiration of the then current Term, or the Agreement is earlier terminated subject to the termination provisions herein.

gVerify Complete Fees

	Customer Not Present	Customer Present
Transaction Fee:	$0.205	$0.175	0- 250,000
	$0.20	$0.17	250,001-500,000
	$0.195	$0.165	500,001+

Account: This is the Customer account from which the Fees will be debited: _____________________________________________________________________________________________

This Agreement is comprised of this Cover Page and the attached Terms and Conditions.

By signing below, each Party agrees that it has read and understood this Cover Page and all of the attached Terms and Conditions and that it agrees and accepts all of them:

Merchant: MyECheck	Giact Systems, Inc.
By: /s/ Nate Wigle	By: /S/Melissa Brown
Printed Name: Nate Wigle	Printed Name: Melissa Brown
Title: CMO	Title: CEO
Date: 6-11-14	Date: 06/12/14

Terms and Conditions

1.   Services.

1.1   Provision. Subject to and in accordance with the terms of this Agreement, Giact shall (directly or via affiliates and subcontractors) provide to Merchant the Services beginning on the Services Commencement Date in all material respects in accordance with the terms and conditions of this Agreement and consistent with all applicable Laws, Rules and Regulations. This Agreement shall begin on the Effective Date and will continue for the Term specified on the Cover Page.

1.2   Services Exclusive to Merchant. The Services offered under this Agreement shall be used solely by the Merchant for its own commercial use and for its customers. Merchant may not use the Services for the benefit of any third party other than listed above. Any attempt by Merchant to use the Services for, or on behalf of a third party not listed above, shall immediately terminate this Agreement and may result in Merchant paying additional charges and fees.

2.   Billing and Payment.

2.1   Fees. Merchant shall pay to Giact the Fees set forth on the Cover Page in accordance with the terms and conditions of this Agreement. Giact may modify such Fees at any time upon written notice. Giact may impose on Merchant additional fees; administrative charges; and other charges, fees or surcharges for the costs Giact incurs in complying with governmental programs or third party requirements and contracts. The amount of the fees, surcharges and charges imposed may vary.

2.2   NSF Fees. In addition to the Fees contemplated in Section 2.1 above and set forth on the Cover Page, Merchant shall fully compensate Giact for any NSF or other return fees or charges, including any interest on any amounts due to Giact as a result of any NSF, unavailable funds or return charges and fees at a rate up to the maximum permitted by law, and (ii) for any reasonable attorney’s fees, and costs and expenses for collections.

2.3    Collection of Fees. Giact may collect all fees owed by Merchant immediately as they become due from Merchant’s Account on a weekly basis via ACH or electronic draft. Friday’s invoice will include any transactions occurring during the previous Friday through Thursday (day prior to invoicing). By entering into this Agreement, Merchant is authorizing Giact to debit Merchant or Merchant’s Account by electronic draft or ACH for all Fees contemplated by this Agreement. Merchant authorizes Giact to initiate an ACH/electronic debit or electronic check from the Account identified by Merchant herein for all Fees contemplated by this Agreement on the agreed upon dates herein. Merchant represents that all ACH transactions it authorizes comply with all applicable Laws, Rules and Regulations. Merchant understands and represents that this authorization will remain in full force and effect until it notifies Giact in writing that Merchant wishes to revoke this authorization. Merchant understands that Giact requires at least seven (7) days prior notice in order to cancel this authorization.

2.4   Taxes. Unless otherwise stated, Fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited, to value-added, sales and use, or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, “Taxes”). Merchant is responsible for paying all Taxes associated with its purchases hereunder. If Giact has the legal obligation to pay or collect Taxes for which Merchant is responsible under this paragraph, the appropriate amount shall be invoiced to and paid by Merchant, unless Merchant provides Giact with a valid tax exemption certificate authorized by the appropriate taxing authority. For clarity, Giact is solely responsible for taxes assessable against it based on its income, property and employees.

3.   Security.

3.1   Access to Account; ID and Passwords. Merchant shall set up an ID and password in order to obtain secured access to the Services. Merchant shall only grant access to such ID and password to Authorized Employees who need access in order for Merchant to conduct its business. Merchant shall be solely responsible for maintaining adequate security and control of such ID and password (or any other codes for purposes of providing Merchant access to the Services). Giact shall be entitled to rely on information it receives from Merchant through the secured access and may assume that all such information was transmitted by an Authorized Employee of Merchant. Merchant shall comply with all Giact recommendations and notices regarding the security of Merchant’s ID, password and Giact Account(s).

3.2   Security Requirements. Merchant will establish and maintain such security and privacy measures and procedures as are required by any applicable Laws, Rules and Regulations and that which are reasonably practicable to provide for the safe custody, control and access of any (i) customer Data, and (ii) Giact’s Confidential Information in its possession and to prevent unauthorized access thereto or use thereof.

3.3   Data Security.

(a)  Merchant shall be solely responsible for the security of the Data residing on its servers (or third party servers designated by Merchant; e.g., a Web hosting company, processor or other service provider). Merchant shall comply with all applicable Laws, Rules and Regulations governing the security, collection, retention and use by Merchant of financial information (including checking account numbers, and all other personally identifiable customer information). Merchant agrees to provide notice to Merchant’s customers by all appropriate means, including but not limited to, by providing information on Merchant’s web site that discloses how and why personal and financial information is collected and used, including uses governed by this Agreement.

(b)  Merchant agrees that Merchant will comply with all industry standard security protocols and security advisories in effect during the term of this Agreement. Merchant is solely responsible for verifying the accuracy and completeness of all Transactions submitted to Giact associated with Merchant’s use of the Services and verifying that all corresponding funds are accurately processed.

(c)  Merchant will comply with all then-current legal obligations and security measures, as applicable, including but without limitation those issued by industry associations and the Federal Trade Commission, associated with the collection, security, dissemination and destruction of Data and Transaction data, and expressly including the Payment Card Industry (PCI) Data Security Standard. Merchant warrants that Merchant has taken such precautions as are necessary to ensure that Merchant’s server and electronic systems are secure from breach or intrusion by unauthorized third parties. In the event that Merchant’s system is breached and an unauthorized third party has access to or has accessed Data or Transaction data, Merchant shall notify Giact, in writing, promptly of such breach and shall take such precautions as may be necessary to prevent such breaches from occurring in the future.

3.4   Data Retention. Merchant shall compile and retain permanent records of all Transactions and Data for Merchant’s reference. Except as otherwise provided herein, at no time shall Giact have an obligation to store, retain, report or otherwise provide any copies of or access to any records of Transactions or Data collected or processed by Giact.

4.   Termination.

4.1   Termination for Cause. Giact may terminate this Agreement for cause (i) upon thirty (30) days written notice to Merchant for a material breach if such breach remains uncured at the expiration of such period, or (ii) immediately and without any notice to Merchant (a) if Merchant becomes the subject of a petition in bankruptcy or any other proceeding relating insolvency, receivership, liquidation or assignment for the benefit of creditors, or (b) for Merchant’s gross or willful misconduct, illegal activity, recurring breach, gross or willful breach of this Agreement or if required by any federal, state or local agency or corresponding financial institution.

4.2   Payment Upon Termination. Upon termination for cause by Giact, Merchant shall pay any unpaid Fees, including with respect to any Transactions initiated by Merchant prior to any termination. In no event shall any termination relieve Merchant of the obligation to pay any Fees for Transactions initiated prior to the effective date of termination. The authorization to debit any of Merchant’s accounts or Merchant’s principals shall continue for up to ninety (90) days from the effective date of such termination for fees. Such fees and costs that Giact may debit Merchant’s account, include but are not limited to fees for any services performed pursuant to this Agreement, NSF or other return fees or charges, including any interest on any amounts due to Giact as a result of any NSF, unavailable funds or return charges and fees, reasonable and necessary attorney’s fees, costs of court and other costs reasonably incurred by Giact or on Giact’s behalf with respect to the collection of such unpaid fees.

5.   Indemnification. Merchant shall defend, indemnify, and hold harmless Giact and its affiliates, subsidiaries, and any of their officers, directors, agents and employees, from and against any and all claims, actions, proceedings, and suits and all related liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorney’s fees, all Discovery expenses, and other litigation related expenses) incurred by Giact, arising out of or relating to (a) any breach or alleged breach by Merchant of any representation, warranty, or obligation of Merchant set forth in this Agreement; (b) any damage or loss caused by negligence, fraud, dishonesty or willful misconduct by Merchant and/or any of Merchant’s employees, agents or customers; (c) the reliability, accuracy, or legitimacy of data submitted by Merchant to Giact; (d) any other violation of this Agreement; (e) claims by Merchant’s customers, including, but without limitation, claims relating to the disclosure of consumer data; (f) any alleged or actual violation by Merchant of any applicable Laws, Rules or Regulations including but not limited to (i) the Gramm-Leach-Bliley Act; (ii) the Restore Online Shoppers’ Confidence Act; or (iii) any regulatory body or agency having jurisdiction over the subject matter hereof; (g) any investigation or request for information, whether formal or informal, from any governmental agency or any private party relating to Merchant or to any Services provided to Merchant; or (h) any violation of Giact’s Acceptable Use Guidelines. In the event Merchant causes fines and/or penalties to be charged to Giact by any entity, Merchant agrees, to immediately reimburse Giact for said fines or penalties.

6.   LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES WILL GIACT (OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) OR ANY OF ITS AFFILIATES OR VENDORS (OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (HOWEVER ARISING), INCLUDING, BUT WITHOUT LIMITATION, DAMAGES FOR LOST REVENUE, LOST PROFITS, ANTICIPATED PROFITS, LOST BUSINESS OR INJURY TO BUSINESS REPUTATION, COST OF PROCUREMENT OF SUBSTITUTE SERVICES, UNDER ANY THEORY OF LIABILITY OR CAUSE OF ACTION WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

GIACT’S TOTAL LIABILITY TO MERCHANT, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT OR OTHERWISE, UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE COMPENSATION GIACT RECEIVED FOR PROVIDING THE SERVICES TO MERCHANT DURING THE THIRTY (30) DAYS PRECEDING THE DATE ON WHICH THE CLAIM AROSE OR $1,000, WHICHEVER IS LESS.   MERCHANT AGREES THAT THIS IS A REASONABLE ALLOCATION OF RISK WHICH GIACT HAS RELIED UPON IN PRICING ITS SERVICES AND WITHOUT WHICH GIACT WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

MERCHANT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE PROVIDED TO MERCHANT BY GIACT “AS IS” AND NEITHER THE SERVICES NOR ANY OTHER TECHNOLOGY, CONTENT, INTELLECTUAL PROPERTY, NOR ANY OTHER INFORMATION, DATA, PRODUCTS, OR SERVICES, WILL BE AVAILABLE, ACCESSIBLE, UNINTERRUPTED, TIMELY, SECURE, ACCURATE, COMPLETE, OR ERROR-FREE, AND THAT MERCHANT’S SOLE REMEDY FOR ANY ISSUE RELATED TO OR ARISING FROM THE SERVICES, AND GIACT'S SOLE LIABILITY SAME, WILL BE TO TERMINATE THIS AGREEMENT AND DISCONTINUE MERCHANT’S USE OF THE SERVICES.

GIACT SHALL NOT BE LIABLE FOR ANY IMPROPERLY PROCESSED OR UNAUTHORIZED OR ILLEGAL TRANSACTIONS OR ILLEGAL OR FRAUDULENT ACCESS TO MERCHANT’S ACCOUNT, DATA OR TRANSACTION DATA. GIACT’S LIABILITY FOR UNAUTHORIZED TRANSACTIONS SOLELY ATTRIBUTABLE TO THE NEGLIGENCE OF GIACT IS LIMITED PURSUANT TO THIS AGREEMENT.

7.   Merchant’s Representations and Warranties. Merchant represents and warrants that:

7.1   Capacity to Contract. Merchant has legal capacity and full power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate authorities and does not require any further authorization or consent.

7.2   Authorized Use of Data. Merchant (including its employees or agents) (i) has obtained all required approvals from its customers relating to the Services, including but not limited to, approval for the collection of certain data from Merchant’s customer and such approvals Merchant obtained from Merchant’s customers comply with all applicable Laws, Rules and Regulations, and (ii) will maintain proof of all such approvals and provide such proof to Giact at Giact’s request.

7.3   Compliance with Law and Giact Guidelines. Merchant will comply, at Merchant’s own expense, with all laws, policies, guidelines, regulations, ordinances, and rules applicable to Merchant, this Agreement, Merchant’s business or the Transactions and/or orders of any governmental authority or regulatory body having jurisdiction over the subject matter hereof, including, but without limitation, the rules promulgated by industry associations, the FTC, the electronic communication rules of the CAN-SPAM Act, the privacy requirements of the Gramm Leach Bliley Act and regulations thereof and the Restore Online Shoppers’ Confidence Act and regulations thereof. In addition, Merchant warrants and represents that it will comply with all the current policies, procedures and guidelines of Giact governing the Services, including, but without limitation, this Agreement, the Services Documentation and Giact Acceptable Use Guidelines, as may be amended by Giact, in its sole discretion, from time to time.

7.4   Data Use Compliance. Merchant (i) will use Data strictly in accordance with the FCRA and all other Laws, Rules and Regulations and (ii) will comply with all of the obligations, duties and responsibilities as set forth in this Agreement and all applicable Laws, Rules and Regulations, which provide for obligations, duties and responsibilities of users of consumer reports and other Data.

7.5   Accuracy of Merchant’s Representations. All representations and statements made and information supplied by Merchant in this Agreement, or in any other document relating hereto by Merchant or on Merchant’s behalf, including the Application and any supporting documentation, are true, accurate and complete in all material respects. Merchant hereby authorizes Giact to investigate and confirm the information submitted by Merchant herein. For this purpose, Giact or its corresponding banks may utilize credit bureau reporting agencies and/or its own agents and all other legal means. The Parties agree that Merchant’s Application and its supporting documentation are incorporated herein for all purposes as if set forth verbatim herein. Merchant will promptly update in writing any changes to any information Merchant has previously supplied.

7.6   Lawful Business. Merchant is engaged in a lawful business and is duly licensed to conduct such business under the laws of all jurisdictions in which Merchant conducts business.

7.7   Violation of Law. The Services will not be used for transactions in violation of any law, including, but without limitation, the sanctions laws administered by the OFAC or any other Laws, Rules and Regulations. Merchant further represents and warrants that it will not use the Services in any manner, or in furtherance of any activity that may cause Giact to be subject to investigation, prosecution, or legal action.

8.   Declination. Giact reserves the absolute right to decline to provide Merchant the Services if Giact, in its sole discretion, believes that Merchant is using or may use the Data or the Services for a purpose other than a permissible purpose under this Agreement or applicable law including, without limitation, the FCRA or the Restore Online Shoppers’ Confidence Act.

9.   Review and Audit Rights.

9.1   Reviews and Audits. Giact shall have the right to conduct a review/audit of Merchant’s use of the Services and Data no more than once each year upon reasonable notice to Merchant, and additionally if at any time Giact has a reasonable basis to believe that Merchant is not in compliance with the terms and conditions of this Agreement. Merchant agrees to cooperate with such reviews/audits. Said review/audit shall occur during normal business hours, and in such a manner as to minimize interference with Merchant’s business activities. Reviews/audits may consist of written questionnaires, telephone and/or live interviews, and/or on-site inspections of Merchant’s records, operations and procedures related to Merchant’s use of Services and Data and related to this Agreement which may include without limitation Merchant’s daily log files showing all the inquiries submitted to Giact. Merchant agrees to comply with all such requests and all other reasonable requests by Giact in its efforts to verify Merchant’s compliance with the Terms and Conditions of this Agreement.

9.2   Non-Compliance with Reviews and Audits. Should a review/audit reveal that Merchant is not in compliance with this Agreement and/or all Laws, Rules and Regulations or if compliance cannot be verified, Giact may immediately suspend Merchant’s access to the Services and Data and create a relevant plan to cure Merchant’s non-compliance. Once a plan has been created and a resolution period established, Merchant must provide written certification to Giact that all conditions of the relevant plan to cure are complete before the expiration of the resolution period. If the conditions in the plan to cure are not completed pursuant to the same, Giact may terminate this Agreement on written notice to Merchant. Nothing in this Section shall be construed to limit any of Giact’s other rights or remedies under this Agreement.

10.   Confidentiality. Each Party represents, warrants, guarantees and agrees that any information concerning the other Party which comes into its possession shall be confidential and, unless indicated otherwise in writing, shall only be shared with Giact’s corresponding banks or financial institutions or as otherwise required by law. Merchant agrees that Giact’s corresponding banks or financial institutions can share information concerning Merchant upon Giact’s request, provided that such information will not be used or divulged to any other third party, except as necessary to permit the activities contemplated under the Agreement and as required by law.

11.   Disputes. Any and all claims, demands, disputes, differences, controversies, and misunderstandings, whether in contract, tort or a combination thereof, arising under, out of, in connection with, or in relation to this Agreement, or with operations carried out under this Agreement, including but without limitation to any dispute as to the validity, interpretation, enforceability or breach of this Agreement, shall be brought in a state court sitting in Collin County, Texas or the Sherman Division of the United States District Court for the Eastern District of Texas, and each of the Parties irrevocably submits to the exclusive and personal jurisdiction of each such court in any action or proceeding and waives any objection it may now have or hereafter have to venue or convenience of forum.

12.   Applicable Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of Texas without regard to its conflict of laws principles. No action, regardless of form, arising out of or in conjunction with the subject matter of this Agreement may be brought by Merchant more than one (1) year after the cause of action arose.

13.   Assignment. Merchant shall not assign this Agreement or any of its rights or duties hereunder without Giact’s prior written consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Giact may assign this Agreement to an affiliate, acquiror of 50% or more of Giact’s business (by way of stock sale or merger) or successor in interest upon written notice to Merchant.

14.   Relationship of the Parties. The Parties herein are independent contractors to each other and nothing in this Agreement shall make them joint venturers, partners, employees, agents or other representatives of the other Party. Neither Party shall make any representation that suggests otherwise.

15.   Notices. All notices to Merchant shall be given electronically to the electronic mail address provided by Merchant during application for the Services. All notices from Merchant to Giact must be in writing and sent via U.S. Mail or courier to:

Giact Systems, Inc.
P.O. Box 1116
Allen, Texas 75013

16.   Modifications. Merchant may not amend, modify, or change any provision of this Agreement, nor consent to any departure unless the same is in writing and signed by Giact, and then such consent by Giact will be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Giact may amend this Agreement at any time upon written or electronic notice to Merchant of not less than ten (10) days prior to the effective date of such amendment; provided that the addition or change of Fees, will become effective upon at least thirty (30) days notice. If Merchant does not agree to such amendments, Merchant’s sole remedy shall be to terminate this Agreement by providing a written notice to Giact.

17.   No Third Party Beneficiaries. No person or entity other than the Parties and their respective successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties.

18.   Severability; Headings. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The Parties agree to replace any invalid provision with a valid provision, which most closely approximates the intent and economic effect of the invalid provision. Headings are used for convenience of reference only and in no way define, limit, construe or describe the scope or extent of any section, or in any way affect this Agreement.

19.   Waiver. No failure to exercise and no delay by either Party exercising any right, remedy or power under this Agreement shall constitute a waiver of that right. The waiver by any Party of the time for performance of any act or condition hereunder shall not constitute a waiver of the act or condition itself.

20.   Force Majeure. Neither Party will be liable for any losses arising out of the delay or interruption of its performance of obligations under the Agreement due to any acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications, utility, Internet services or network provider services, acts or omissions of a third party, infiltration or disruption of the Services by a third party by any means, including but without limitation, DDOS attacks, software viruses, Trojan horses, worms, time bombs or any other software program or technology designed to disrupt or delay the Services, or other catastrophes or any other occurrences which are beyond such Party’s reasonable control (each a “Force Majeure Event”), provided that the Party delayed will provide the other Party notice of any such delay or interruption as soon as reasonably practicable, will use commercially reasonable efforts to minimize any delays or interruptions resulting from the Force Majeure Event and in no event will any failure to pay any monetary sum due under this Agreement be excused for any Force Majeure Event.

21.   Telephone Recording. Merchant acknowledges, agrees and consents that Giact, upon notice, may monitor and record any customer service telephone conversations at any time. The decision to record any conversation shall be solely in Giact’s discretion, and Giact shall have no liability for doing so or failing to do so.

22.   Entire Agreement. This Agreement together with all of Giact's policies referenced herein sets forth the entire understanding and agreement of the Parties, and supersedes any and all prior or contemporaneous oral or written agreements or understandings between the Parties, as to the subject matter of this Agreement. Merchant acknowledges that this Agreement reflects an informed, voluntary allocation between Giact and Merchant of all risks (both known and unknown) associated with the Services. In the event of a conflict between the Terms of Use and this Agreement, the latter shall govern.

23.   Survival. The following provisions of this Agreement Sections: 2 (Billing and Payments), 5 (Indemnification), 6 (Limitation of Liability), 7 (Representations and Warranties), 10 (Confidentiality), 11 (Disputes), 12 (Applicable Law), 18 (Severability, Headings), 22 (Entire Agreement), and 23 (Survival) shall survive termination or expiration of this Agreement.

24.   Definitions.

As used in this Agreement, the following terms shall have the meanings herein specified unless the context otherwise requires:

Account: means the account Merchant opens at a Giact corresponding bank for purposes of using the Services which is specified on the Cover Page.

Application: means the form presented to Merchant along with other application materials by Giact.

Authorized Employees: means Merchant employees (including any agents and contractors) with need to access relevant data in order to perform Merchant’s business.

BSA: means The Bank Secrecy Act, also known as the Currency and Foreign Transactions Reporting Act, 31 U.S.C. § 5311 et seq. and 12 U.S.C. §§ 1818(s), 1829(b) and 1951-1959.

Data: means data as defined in the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and all applicable Laws, Rules and Regulations and includes personal, financial and other information regarding individuals and entities used to determine relationship viability with the same.

Discovery: means the pre-trial investigation process, which includes but is not limited to, depositions, interrogatories, requests for admissions, document production requests and requests for inspection.

Domain: means the Web site or sites operated by or for Giact under the URL https://www.Giact.com and related URLs.

FCRA: means The Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.

Laws, Rules and Regulations: includes, but is not limited to, the FCRA, Gramm-Leach-Bliley Act, the Restore Online Shoppers’ Confidence Act, all applicable banking laws, any and all applicable U.S., international, state and local laws, rules and regulations.

Fees: means the Fees specified on the Cover Page, as they may be amended by Giact, from time to time, pursuant to the terms of this Agreement, as well as any other fees, costs or expenses specified in this Agreement.

Financial Institution: means any of Giact’s corresponding banks or financial institutions.

FTC: means the United States Federal Trade Commission.

NSF: means insufficient funds.

OFAC: means The Office of Foreign Assets Control of the United States Department of the Treasury.

Privacy Policy: means Giact’s privacy policy available at http://www.Giact/company/privacy, which policy is incorporated herein by reference and made a part of this Agreement.

Services: means the check verification Services described on the Cover Page.

Services Documentation: means, collectively, the operating instructions, user manuals, and help files, in written or electronic form, made available to Merchant and that are intended for use in connection with the Services.

Taxes: shall have the meaning given to it in Section 2.4.

Transaction(s): means any check verification or other related transaction, completed or submitted by Merchant to Giact pursuant to this Agreement.

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